EXHIBIT 99

FOR IMMEDIATE RELEASE                     CONTACT:
                                          Dennis E. Nixon
                                          Chairman & CEO
                                          International Bancshares
                                          Corporation
                                          956/722-7611

                                          Katie Brickman
                                          Taylor West Advertising
                                          (210) 826-8899 (San Antonio)

                 INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES
                                  CASH DIVIDEND


LAREDO, TX.... (September 2, 1998)....Dennis E. Nixon, Chairman and CEO of
International Bancshares Corporation, announced today that on August
27, 1998, the Board
approved the declaration of a $.40 per share cash dividend, payable on October 15, 1998 to shareholders of record on September 30, 1998.

"This first ever semiannual cash dividend was made possible because of the strong performance of IBC," said Dennis E. Nixon, Chairman and CEO of IBC. "It is the inclination of the Board to continue to declare semiannual cash dividends, but any declaration of future cash dividends will depend upon IBC's financial position, acquisition opportunities and general business conditions at the time."

On April 20, 1998, IBC paid a cash dividend of $.50 per share and on June 12, 1998, IBC paid a twenty-five percent (25%) stock split-up effected through a stock dividend, resulting in an adjusted dividend rate of $.40 per share.

Net income for the second quarter of 1998 for IBC was $12.8 million or $1.02 per share- basic ($.99 per share-diluted) compared to $11.3 million or $.91 per share basic ($.88 per share-diluted) in the corresponding 1997 period. Total assets at June 30, 1998 were $4.64 billion compared to $3.73 billion at June 30, 1997 and $4.52 billion as of December 31, 1997. Deposits at June 30, 1998 were $3.26 billion compared to $2.79 billion at June 30, 1997 and $3.18 billion at December 31, 1997.

IBC (NASDAQ: IBOC) is a $4.6 billion multi-bank holding company headquartered in Laredo, Texas, with facilities in San Antonio, Houston, Corpus Christi, McAllen, Brownsville, Zapata, and throughout the Rio Grande Valley and the Texas gulf coast.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at http://www.freeedgar.com.

                                5